EXHIBIT 23.1 - CONSENT OF ACCOUNTANTS

Dave Banerjee, CPA

An Accountancy Firm

21860 Burbank Blvd., Suite 150

Woodland Hills, CA 91367

March 18, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of PHI Group, Inc. of our report dated December 24, 2014 on our audit of the consolidated financial statements of PHI Group, Inc., as of June 30, 2014, and the results of its operations and cash flows for the fiscal year ended June 30, 2014, as filed in Form 10-K on December 30, 2014, as well as the quarterly reports for the quarters ended September 30, 2014 and December 31, 2014 as filed in Forms 10-Q’s on January 20, 2015 and February 12, 2015, respectively.

/s/ Dave Banerjee, CPA
Dave Banerjee, CPA
Woodland Hills, CA